Exhibit 10.1

February 22, 2021

CONFIDENTIAL

MMTec, Inc.

Attn: Mr. Min Kong

AF, 16/F, Block B, Jiacheng Plaza, 18 Xiaguangli, Chaoyang District

Beijing, China , 100027

China

Re:	Terms of Engagement – Follow-On Offering

This letter (the “Agreement”) constitutes the agreement between MMTec, Inc., (the “Company”) and A.G.P./Alliance Global Partners. (“A.G.P.”) that A.G.P. shall serve as the exclusive placement agent in a registered direct offering to investors (each, an “Offering”) up to approximately $20 Million of shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (“Securities”) during the Term (as defined below) of this Agreement. The terms of each Offering, the prospective investors and the Securities issued in connection therewith shall be mutually agreed upon by the Company and A.G.P. and nothing herein implies that A.G.P. would have the power or authority to bind the Company and nothing herein implies that the Company shall have an obligation to issue any Securities. It is understood that A.G.P.’s assistance in an Offering will be subject to the satisfactory completion of such investigation and inquiry into the affairs of the Company as A.G.P. deems appropriate under the circumstances and to the receipt of all internal approvals of A.G.P. in connection with the transaction. The Company expressly acknowledges and agrees that A.G.P.’s involvement in an Offering is strictly on a reasonable best efforts basis and that the consummation of an Offering will be subject to, among other things, market conditions. The execution of this Agreement does not constitute a commitment by A.G.P. to purchase the Securities and does not ensure a successful Offering of the Securities or the success of A.G.P. with respect to securing any other financing on behalf of the Company. A.G.P. may retain other brokers, dealers or agents on its behalf in connection with an Offering, subject to the prior written approval in each case of the Company.

A. Fees and Expenses. In connection with the Services described above, the Company shall pay to A.G.P. the following compensation:

1. Cash Fee. The Company shall pay to A.G.P. a cash fee equal to 7% of the aggregate gross proceeds raised in the Offering.

2. Expenses. In addition to any fees payable to A.G.P. hereunder, the Company hereby agrees to reimburse A.G.P., from the gross proceeds of the Securities sold, for reasonable expenses incurred by A.G.P. in connection with the transaction in the amount of up to 1% including, but not limited to, legal expense, IPREO software related expenses, background check(s), tombstones, marketing related expenses and any other expenses incurred by A.G.P. in connection with the transaction; provided that the Company will be required to reimburse A.G.P for such expenses only if an Offering is consummated.

3. Right of First Refusal. [INTENTIONALLY OMITTED]

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Member FINRA, SIPC

4. Tail Fee. [INTENTIONALLY OMITTED]

B. Term and Termination of Engagement; Exclusivity. This Agreement and the term of A.G.P.’s exclusive engagement will begin on the date hereof and end on the earlier of (i) thirty (30) days after the date hereof and (ii) the date of the closing of the Offering (the “Closing” and as applicable, the “Term”). Either A.G.P. or the Company may terminate this Agreement at any time upon prior written notice to the other party. In the event of such termination, the Company shall pay and deliver to A.G.P. all compensation earned through the date of such termination pursuant to any provision of Section A hereof, and shall reimburse A.G.P. for all expenses incurred by A.G.P. in connection with its services hereunder pursuant to Section A hereof. Notwithstanding anything to the contrary contained herein, the Company agrees that the provisions relating to the payment of fees, reimbursement of expenses, indemnification and contribution, confidentiality, conflicts, independent contractor and waiver of the right to trial by jury will survive any termination of this Agreement. During the Term: (i) the Company will not, and will not permit its representatives to, other than in coordination with A.G.P., contact or solicit institutions, corporations or other entities or individuals as potential purchasers of the Securities with respect to the Offering, provided that this clause (i) shall not be construed to limit in any manner the Company from selling or issuing securities to employees, directors or consultants in the ordinary course of business or pursuant to agreements currently in place prior to this engagement, and (ii) the Company will not pursue any equity financing transaction which would be in lieu of an Offering. Furthermore, the Company agrees that during A.G.P.’s engagement hereunder, all inquiries, whether direct or indirect, from prospective investors will be referred to A.G.P. However, if the Company does not enter into an agreement with any Purchaser within 10 days from the signing of this Agreement, this agreement may be terminated by the Company upon written notice to the Placement Agent.

C. Use of Information. The Company shall furnish, or cause to be furnished, to A.G.P. all information reasonably requested by A.G.P. for the purpose of rendering services hereunder (all such information being the “Information”). In addition, the Company agrees to make available to A.G.P. upon request from time to time the officers, directors, accountants, counsel and other advisors of the Company. The Company recognizes and confirms that A.G.P. (a) will use and rely on the Information, including any documents provided to investors in each Offering (the “Offering Documents” which shall include any Purchase Agreements (as defined below)), and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Offering Documents or the Information and such other information; and (c) will not make an appraisal of any of the assets or liabilities of the Company. Upon reasonable request, the Company will meet with A.G.P. or its representatives to discuss all information relevant for disclosure in the Offering Documents and will cooperate in any reasonable investigation undertaken by A.G.P. thereof, including any document included or incorporated by reference therein. At each Closing, at the request of A.G.P., the Company shall deliver such legal letters and officers’ certificates, all in form and substance satisfactory to A.G.P. and its counsel as is customary for such Offering. A.G.P. shall be a third-party beneficiary of any representations, warranties, covenants and closing conditions made by the Company in any Offering Documents, including representations, warranties, covenants and closing conditions made to any investor in an Offering.

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Member FINRA, SIPC

D. Related Agreements. At each Offering, the Company shall enter into the following additional agreements:

1. Escrow and Settlement. In respect of each Offering, the Company and A.G.P. shall enter into an escrow agreement with a third-party escrow agent, which may also be A.G.P.’s clearing agent, pursuant to which A.G.P.’s compensation and expenses shall be paid from the gross proceeds of the Securities sold. If the Offering is settled in whole or in part via delivery versus payment (“DVP”), A.G.P. shall arrange for its clearing agent to provide the funds to facilitate such settlement. The Company shall bear the cost of the escrow agent and the cost of such clearing agent settlement and financing, if any, up to $12,900.

2. FINRA Amendments. Notwithstanding anything herein to the contrary, in the event that A.G.P. determines that any of the terms provided for hereunder shall not comply with a FINRA rule, including but not limited to FINRA Rule 5110, then the Company shall agree to amend this Agreement in writing upon the request of A.G.P. to comply with any such rules; provided that any such amendments shall not provide for terms that are less favorable to the Company.

E. Publicity. In the event of the consummation or public announcement of any Offering, A.G.P. shall have the right to disclose its participation in such Offering, including, without limitation, the placement at its cost of “tombstone” advertisements in financial and other newspapers and journals, subject to the Company’s review and input on such publicity.

F. Indemnity.

1.  In connection with the Company’s engagement of A.G.P. as placement agent, the Company hereby agrees to indemnify and hold harmless A.G.P. and its affiliates, and the respective controlling persons, directors, officers, members, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of A.G.P., or (B) otherwise relate to or arise out of A.G.P.’s activities on the Company’s behalf under A.G.P.’s engagement, and the Company shall reimburse any Indemnified person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim to the extent resulting from the gross negligence or willful misconduct of the Indemnified Persons. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of A.G.P. except for any breach of this Agreement by such Indemnified Person or Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct.

2. The Company further agrees that it will not, without the prior written consent of A.G.P., settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

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3. Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

4. The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not A.G.P. is the Indemnified Person), the Company and A.G.P. shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and A.G.P. on the other, in connection with A.G.P.’s engagement referred to above, subject to the limitation that in no event shall the amount of A.G.P.’s contribution to such Claim exceed the amount of fees actually received by A.G.P. from the Company pursuant to A.G.P.’s engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and A.G.P. on the other, with respect to A.G.P.’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders as the case may be, pursuant to the Offering (whether or not consummated) for which A.G.P. is engaged to render services bears to (b) the fee paid or proposed to be paid to A.G.P. in connection with such engagement.

5.  The Company’s indemnity, reimbursement and contribution obligations under his Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

590 Madison Avenue, 28th Floor, New York, NY 10022, 212-624-2060 2

Member FINRA, SIPC

G. Limitation of Engagement to the Company. The Company acknowledges that A.G.P. has been retained only by the Company, that A.G.P. is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of A.G.P. is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against A.G.P. or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), employees or agents. Unless otherwise expressly agreed in writing by A.G.P., no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of A.G.P., and no one other than the Company is intended to be a beneficiary of this Agreement. The Company acknowledges that any recommendation or advice, written or oral, given by A.G.P. to the Company in connection with A.G.P.’s engagement is intended solely for the benefit and use of the Company’s management and directors in considering a possible Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. A.G.P. shall not have the authority to make any commitment binding on the company. The Company, in its sole discretion, shall have the right to reject any investor introduced to it by A.G.P. The Company agrees that it will perform and comply with the covenants and other obligations set forth in the purchase agreement and related transaction documents between the Company and the investors in the Offering, and that A.G.P. will be entitled to rely on the representation, warranties, agreements and covenants of the Company contained in such purchase agreement and related transaction documents as if such representations, warranties, agreements and covenants were made directly to A.G.P. by the Company.

H. Limitation of A.G.P.’s Liability to the Company. A.G.P. and the Company further agree that neither A.G.P. nor any of its affiliates or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses resulting from breach of this Agreement by A.G.P. or the gross negligence or willful misconduct of A.G.P.

I. FINRA Member. A.G.P. represents and warrants to, and agrees with, the Company that A.G.P. is duly registered as a broker-dealer pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and is a member in good standing of FINRA. In addition, A.G.P. hereby represents, warrants and covenants to the Company that A.G.P.’s performance under this Agreement will comply, in all material respects, with all federal, state and local laws, rules, regulations and ordinances relevant to its performance under this Agreement, including without limitation any applicable rules of FINRA and other federal, state and local broker-dealer and securities laws, rules and regulations.

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Member FINRA, SIPC

J. Confidentiality. All information given to A.G.P. by the Company, unless publicly available or otherwise available to A.G.P. without restriction or breach of any confidentiality agreement (“Confidential Information”), will be held by A.G.P. and its affiliates, and their respective members, officers, employees, agents and advisors (collectively, “Representatives”) in confidence and will not be disclosed to anyone other than A.G.P.’s Representatives without the Company’s prior approval or used for any purpose other than those referred to in this Agreement; provided that the Company agrees that A.G.P. may provide Confidential Information, without liability hereunder, to (a) its co-placement agents, if any and if applicable, who agree to maintain the confidentiality of such Confidential Information; or (b) as required by applicable law or legal, judicial or regulatory process (including, without limitation, any subpoena, interrogatories, civil investigative demand or similar process) or lawful document discovery demand, or at the request of, or pursuant to, any rule, order, regulation or requirement of any governmental, judicial, regulatory or self-regulatory body, authority or agency having or claiming jurisdiction over A.G.P. or any Representative, or (c) as A.G.P. or any Representative is reasonably required to introduce in a court of law or other similar forum or in connection with any judicial or administrative proceeding, action or suit. Upon termination of this Agreement and if otherwise requested by the Company at any time, A.G.P., upon request, will promptly deliver to the Company all Confidential Information, including all copies thereof, that are in the possession or under the control of A.G.P. or its Representatives. Notwithstanding the foregoing, A.G.P. may retain one copy of the Confidential Information pursuant to its document retention policy. Furthermore, A.G.P. will be entitled to retain electronic copies in accordance with its customary electronic records and retrieval practices. If A.G.P. or its Representatives receive a request to disclose all or any part of the Confidential Information in connection with a legal proceeding, A.G.P. will promptly notify the Company of the existence, terms and circumstances surrounding such request so that the Company, at its cost, may take legally available steps to resist or narrow such request. In the event the Company fails to timely limit the scope of such request, A.G.P. and/or its Representatives, as the case may be, may disclose the Confidential Information without liability hereunder. All material, non-public information concerning the Company that is provided to A.G.P. will be used solely in the course of its performance of services rendered hereunder and, except as otherwise required by law, rule and/or regulation, and except as set forth herein will not be disclosed to third parties without the Company’s prior written consent and will not be used by A.G.P. or any of its Representatives to trade in the Company’s securities.

K. Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes that arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves exclusively to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by A.G.P. and the Company.

L. Notices. All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or email, if sent to A.G.P., to the address set forth on the first page hereof, or email address investmentbanking@allianceg.com, Attention: Investment Banking. Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, and notices delivered by fax shall be deemed received as of the date and time printed thereon by the fax machine.

M. Miscellaneous. The parties represents that they are free to enter into this Agreement and the transactions contemplated hereby and that such party will act in good faith. This Agreement shall not be modified or amended except in writing signed by A.G.P. and the Company. This agreement shall be binding upon and inure to the benefit of A.G.P. and the Company and their respective assigns, successors, and legal representatives. This Agreement constitutes the entire agreement of A.G.P. and the Company, and supersedes any prior agreements, with respect to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

590 Madison Avenue, 28th Floor, New York, NY 10022, 212-624-2060 2

Member FINRA, SIPC

In acknowledgment that the foregoing correctly sets forth the understanding reached by A.G.P. and the Company, please sign in the space provided below and return to us one signed copy of this Agreement, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Yours truly,

A.G.P./ALLIANCE GLOBAL PARTNERS

By:	/s/ Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director

Accepted and agreed to as of

the date first written above:

MMTEC INC.

By:	/s/ Xiangdong Wen
Name:	Xiangdong Wen
Title:	Chief Executive Officer

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Member FINRA, SIPC